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                           May 8, 2020

       Roy Hess
       President
       MER TELEMANAGEMENT SOLUTIONS LTD
       15 Hatidhar Street
       Ra'anana 4366517, Israel

                                                        Re: MER TELEMANAGEMENT
SOLUTIONS LTD
                                                            Registration
Statement on Form F-3
                                                            Filed May 4, 2020
                                                            File No. 333-237989

       Dear Mr. Hess:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Purnell at 202-551-3454 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing